Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-170504 on Form S-8 of our reports dated April 27, 2012, relating to the consolidated financial statements and financial statement schedule of Charm Communications Inc., its subsidiaries and its variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

April 27, 2012